EXHIBIT 99.(i)(2)

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

September 26, 2008

Van Kampen Reserve Fund

522 Fifth Avenue

New York, New York 10036

Re:	Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A for the Van Kampen
Reserve Fund (the “Registration Statement”) (File Nos. 002-50870 and 811-2482)

We hereby consent to the reference to our firm under the heading “Legal Counsel” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE,
MEAGHER & FLOM LLP